SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 March 26, 2001

                           ONE WORLD ONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

                     0-31771                             87-0411771
              (Commission file number)        (IRS employer identification no.)

        4778 North 300 West, Suite 200, Provo, Utah            84604
         (Address of principal executive offices)           (Zip code)


                                 (801) 852-3540
              (Registrant's telephone number, including area code)



                   This document contains a total of 3 pages.
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Item 9. Regulation FD Disclosure.

The Revolving Loan

         In October 2000, the Company entered into a Revolving Loan and Security Agreement (the "Revolving Loan") with Tradeco Corp., a Utah corporation. Tradeco Corp. is a nominee of David N. Nemelka, the president of the Company. Under the terms of the agreement, Tradeco Corp. agreed to make periodic loans to the Company in an aggregate principal amount at any one time outstanding not to exceed $2,000,000 for a twelve month period. The obligation of Tradeco Corp. to lend funds is limited by certain conditions set forth in the Revolving Loan, including the requirement that there not be any material adverse change in the financial condition or the results of operations of the Company. All amounts lent are evidenced by convertible promissory notes that bear interest at the rate of percent (10%) per annum until the convertible note is paid in full or converted ("Revolving Loan Notes"). Principal and accrued interest is due and payable on all Revolving Loan Notes in a single balloon payment on January 15, 2002.

         As additional consideration, Tradeco Corp. is entitled to warrants to acquire one share of the Company's common stock for every two ($2) in funds (excluding interest) lent to the Company under the Revolving Loan arrangement. Said warrants are exercisable at $5.50 per share for a period ending on the five year anniversary of the date of grant.

         Tradeco Corp. has the right, at Tradeco Corp.'s option, at any time prior to the maturity date, to convert the principal and accrued interest of the Revolving Loan Notes into common stock of the Company, at the lesser of (i) $3.50 per share or (ii) the average of the average closing bid price of the Company's common shares quoted on the Nasdaq Stock Market System or reported on the NASD's OTC Bulletin Board during the ten trading days preceding the conversion date, subject to a minimum conversion price of one dollar ($1). Tradeco Corp. must convert all of the principal and accrued interest if any amount is converted.

         The foregoing summary of the Revolving Loan terms is qualified in its entirety by the Revolving Loan and Security Agreement, a copy of which was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, dated October 30, 2000.

Amendment to the Terms of Revolving Loan Note

         As of March 26, 2001, Tradeco Corp. had lent funds in the principal amount of $1,851,589 under the Revolving Loan arrangement. At that time the Company understood that Tradeco Corp. may not fund the remaining $148,411 that was available for draw under the $2,000,000 Revolving Loan as a result of a material adverse change in the financial condition and results of operations of the Company. In addition, the Company has been unsuccessful in getting further material funding commitments. As a result, the Company proposed on March 22, 2001 that Tradeco Corp. (i) fund the remaining $148,411 under the Revolving Loan and (ii) make an additional $150,000 investment in the Company in exchange for common stock at the price of $.30 per share and warrants exercisable for 500,000 shares of common stock at $.50 per share (the "New Investment Terms"). As a further incentive to invest the additional funds, the Company orally agreed that if the proposed funding was received the Company would lower the conversion price on the Revolving Loan from a floating rate subject to a $1.00 floor to $.30 per share and lower the exercise price on the related warrants from $5.50 to $1.00 per share provided Tradeco Corp. immediately convert all amounts owing under the Revolving Loan into common stock.

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

         On or about March 26, 2001, Tradeco Corp. orally accepted the Company's offer by investing the $148,411 that remained owing under the Revolving Loan, giving notice of conversion of all $2,000,000 in principal plus accrued interest into 6,801,788 shares of common stock at the conversion price of $.30 per share and agreed to invest another $150,000 as per the New Investment Terms no later than June 26, 2001.

         Except as described above, the Company has no commitments with respect to additional financing and there can be no assurance that additional financing will be available on commercially reasonable terms or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ONE WORLD ONLINE.COM, INC.




Date: March 27, 2001                             By  /s/ David N. Nemelka
                                                    ----------------------------
                                                    David N. Nemelka
                                                    President, Chief Executive
                                                    Officer and Director
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